Filed Pursuant to Rule 424(b)(5)

Registration No. 333-279927

AMENDMENT NO. 2 DATED JULY 1, 2024

TO PROSPECTUS SUPPLEMENT DATED JUNE 25, 2024

(To Prospectus dated June 3, 2024)

This prospectus supplement amends and supplements the information in the prospectus supplement, dated June 25, 2024, as amended by amendment no. 1 to the prospectus supplement dated June 25, 2024, filed with the Securities and Exchange Commission as a part of our registration statement on Form S-3 (File No. 333-279927) (as amended, the “Prior Prospectus”), relating to the offering by Monogram Technologies Inc. (the “Company”, “we” or “us”) on a “best-efforts” basis of up to a maximum of 4,444,445 units at a price per units of $2.25.

Our common stock is listed on the Nasdaq Capital Market under the symbol “MGRM.” On June 28, 2024, the last reported sale price of our common stock on the Nasdaq Capital Market was $2.15 per share.

Through the date of this prospectus supplement, we have not sold any units pursuant to this offering.

The purpose of this prospectus supplement is to terminate our continuous offering under the Prior Prospectus as the Company re-evaluates the terms and timing of a potential similar continuous offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prior Prospectus, this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 1, 2024